EXHIBIT 10.40

CONTRAT DE TRAVAIL

ENTRE LES SOUSSIGNES

- VITRIA TECHNOLOGY INC, Société de capitaux, au capital de 40.000 €, dont le siège social est 945 Stewart Drive, Sunnyvale, CA 94085, Etats-Unis, représentée par M. Dale Skeen en sa qualité de représentant légal, (ci-après dénommée la « Société »),

D’une part,

ET

•	Monsieur Paul Taylor demeurant [address], (ci-après dénommé le «Salarié»),

D’autre part,

Le présent contrat de travail annule et remplace tout contrat, lettre ou autre document ou engagement ayant pu intervenir ou être signé avant la date de signature du présent contrat de travail entre le Salarié et la Société ou tout autre société appartenant ou ayant appartenu au groupe Vitria Technology.

Article 1 – Conditions d’engagement

La Société engage le Salarié à compter du 1 juin 2004.

Toutefois, d’un commun accord, les parties conviennent d’une reprise d’ancienneté de Monsieur Paul Taylor à compter du 25 janvier 2002.

En conséquence, pour toutes dispositions conventionnelles ou légales se référant à une condition d’ancienneté, il sera tenu compte d’une ancienneté décomptée à partir du 25 janvier 2002.

EMPLOYMENT AGREEMENT

Translation for Information Purposes Only

BETWEEN THE UNDERSIGNED

-	VITRIA TECHNOLOGY INC, Corporation with a share capital of 40.000 € euros, whose registered office is located at 945 Stewart Drive, Sunnyvale, CA 94085, U.S., represented by M. Dale Skeen in his capacity as corporate representative (hereafter referred to as the “Company”),

On the one hand,

AND

Mr Paul Taylor residing [address],

(hereafter referred to as the “Employee”),

On the other hand,

This employment agreement renders void and replaces any contract, letter or other document or commitment which could have been sent or signed before the date of this employment agreement between the Employee and the Company or any other company belonging to or having belonged to the Vitria Technology group.

Article 1 – Conditions of employment

The Company hereby employs the Employee as from June 1rst, 2004.

However, it is agreed by the parties to take into consideration the Employee’s length of service accrued as from 25 January 2002.

Therefore, a length of service as from 25 January 2002 will be taken into account for the application of any legal provision or provision of the applicable collective bargaining agreement.

Le présent contrat de travail est régi par les dispositions législatives et réglementaires en vigueur et par celles résultant de la convention collective applicable à la Société, actuellement la convention collective des bureaux d’études techniques, cabinets d’ingénieurs-conseils, sociétés de conseils (« Syntec »), et par les conditions particulières énoncées aux présentes.

Article 2  – Fonctions

2.1 Les fonctions du Salarié se composent comme suit:

a)	Senior vice-président des opérations commerciales monde ;

et

b)	mandataire social d’une ou plusieurs sociétés du groupe Vitria Technology, notamment en Europe et en Asie, dont actuellement :

•	Vitria Technology SAS;

•	Vitria Technology GmbH;

•	Vitria Technology S.r.l.

Cette liste est purement indicative et peut varier à tout moment en fonction de la chagement des mandats sociaux et de nouvelles nominations.

Ces fonctions correspondent à la position 3.3, coefficient 270 prévue par la convention collective applicable.

2.2 Au titre de ses fonctions de vice-président senior monde des opérations commerciales, le Salarié aura, notamment et sans que la liste qui suit soit limitative, les attributions suivantes :

•	impulsion et direction de l’organisation commerciale des ventes au niveau mondial ; et

•	management des opérations commerciales mondiales.

2.3 Le salarié exercera ces fonctions sous l’autorité et dans le respect des instructions données par la Société, en la personne de son représentant légal ou de toute autre personne qui pourrait lui être substituée.

2.4 Les attributions du Salarié ont, par

This employment agreement is governed by the legal provisions in effect and by the provisions of the collective bargaining agreement applicable to the Company, presently that of offices of technical studies, of engineering consultants, consultancy companies, and by the specific conditions set forth in this agreement.

Article 2 – Job description

2.1 The Employee’s functions shall be the following :

a)	Senior Vice-President of World Wide sales operations ;

and

b)	Corporate representative for one or more subsidiaries of the Vitria Technology Group, in particular in Europe and Asia, currently including :

•	Vitria Technology SAS;

•	Vitria Technology GmbH;

•	Vitria Technology S.r.l.

This list is being provided for information purposes only and can vary at any time depending on the change of corporate offices or the appointment to new corporate offices.

These duties correspond to the following classification of the applicable collective bargaining agreement: level 3.3, coefficient 270.

2.2 In his function as Senior VP of the WW-Sales, the Employee’s attributions shall, in particular, include but not be limited to:

•	Guidance and leadership to the worldwide sales organisation ; and

•	Management of the worldwide Operations.

2.3 Within the scope of his attributions, the Employee shall be placed under the Company’s authority and act pursuant to the instructions of the Chief Executive Officer or any other person who may be substituted to him.

nature, un caractère évolutif tenant d’une part aux impératifs d’adaptation de la Société et à ses besoins et,d’autre part, aux capacités du Salarié et à l’approfondissement de ses compétences.

Article 3 – Lieu de travail

Dans la mesure où il réside en France, le Salarié exercera ses fonctions au siège social de la Société Vitria Technology SAS, actuellement situé au 12-14, Rond point des Champs Elysées – 75008 Paris.

Toutefois, il est entendu que pour des raisons touchant à l’organisation et au bon fonctionnement de l’entreprise, la Direction se réserve la possibilité de modifier le lieu de travail du Salarié dans la limite de la région Ile de France.

Le changement de lieu de travail du Salarié ne saurait constituer une modification du contrat de travail mais un simple changement de ses conditions de travail.

Il est également entendu que la nature de ses fonctions exigera de nombreux et longs déplacements en France et à l’étranger, notamment aux l’ASIE et les Etats-Unis.

Article 4 – Rémunération – Durée du Travail

En contrepartie de son travail, le Salarié percevra une rémunération fixée à la somme annuelle brute et forfaitaire de [340,000] Euros €, payable en douze mensualités La partie variable de la rémunération des employés est placée à 180.000 Euros (€) pour dessus l’accomplissement de cible des objectifs mutuellement convenus.

Le Salarié pourra percevoir des bonus selon les termes et conditions détaillées en ANNEXE 1. Cette ANNEXE 1 sera renégociée périodiquement entre la Société et le Salarié

La Société se réserve également, à sa seule et libre discrétion, le droit d’octroyer toutes autres primes ou gratifications, d’un montant variable ou non, à une période donnée ou

2.4 The Employee’s attributions are of an evolving nature due, on the one hand, to the Company’s adaptation requirements and to its needs, and, on the other hand, to the Employee’s capacities and the improvement of his competences.

Article 3 – Place of work

As he is residing in France, the Employee’s place of work shall be the Company’s (Vitria Technology SAS’s) registered office, presently located at 12-14, Rond Point des Champs-Elysées – 75008 Paris.

However, it is agreed that for reasons relating to the proper operation and organization of the Company, the management of the Company may transfer the Employee’s place of work to any other place within the region Ile de France.

The Employee’s transfer shall not constitute a modification of his employment agreement but a mere change of the Employee’s working conditions.

It is also agreed that the nature of the Employee’s duties shall require him to travel often and sometimes for long periods of time within France and foreign countries, in particular ASIA and the United States.

Article 4 – Remuneration – Working hours

In consideration for his work, the Employee shall be paid a remuneration which is fixed at a gross annual global amount of [340,000] Euros (€), payable in twelve monthly instalments. The variable part of the Employee’s remuneration is set at 180,000 Euros (€) for the on target accomplishment of mutually agreed objectives.

The Employee may also receive bonuses subject to the terms and conditions detailed in the APPENDIX 1 hereto. This APPENDIX 1 will be periodically renegotiated between the Company and the Employee.

The Company shall also have the right, at its sole discretion, to grant other bonuses and incentives, of a variable or fixed amount, at a given period or at any period, to all or only part non, à l’ensemble ou à unepartie seulement du personnel.

Durée du Travail : Compte tenu de vos responsabilités dont l’importance implique une grande indépendance dans l’organisation de votre emploi du temps, une large autonomie dans la prise de décisions et un niveau de rémunération des plus élevés dans la Société, vous n’êtes soumis à aucun horaire précis et déterminé.

of the personnel.

Working Hours: In view of the high level of the Employee’s responsibilities, which involve a large degree of independence in the organization of the timetable, significant autonomy in decision-making and among the top levels of remuneration within the Company, the Employee will not be subject to specific or pre-defined working hours.

Article 5 – Options de souscription d’actions

Le Salarié s’est vu attribué des options lui permettant de souscrire à 200.000 actions de la société Vitria Technology Inc., conformément au plan d’option de souscription d’actions français approuvé par le Conseil d’administration de cette dernière société. Les modalités d’attribution des options ont été résumées dans un contrat qui a été signé par les deux parties.

Le Salarié se verra attribuer des options supplémentaires lui permettant de souscrire à [_____________] actions de la société Vitria Technology Inc., conformément au plan d’option de souscription d’actions français approuvé par le Conseil d’administration de cette dernière société. Les modalités d’attribution des options seront résumées dans un contrat qui sera signé par les deux parties.

Article 6 – Frais Professionnels

6.1	Le Salarié devant utiliser sa voiture personnelle pour les besoins de son activité professionnelle, la Société lui alloue, au titre de cette utilisation une indemnité forfaitaire de 2,500 euros/mois. Par ailleurs, le Salarié aura droit au remboursement de ses frais d’essence, conformément à la politique de remboursement de frais de la Société. Le montant et les modalités des remboursements susvisés seront révisables en fonction des circonstances, par note de service. Le Salarié s’engage à remettre à la Société, chaque mois, toutes pièces justificatives des dépenses liées à l’usage professionnel du véhicule.

Afin d’éviter que la responsabilité civile de l’entreprise puisse se trouver engagée du fait de l’utilisation professionnelle de la voiture personnelle du Salarié, celui-ci déclare avoir contracté auprès d’une compagnie d’assurances notoirement solvable une assurance couvrant sans limitation de somme sa responsabilité civile à l’égard des tiers et pour des besoins professionnels. Le Salarié s’engage à communiquer à la Société sa police d’assurances qui comportera obligatoirement une clause garantissant l’entreprise contre le recours des compagnies d’assurances ou des tiers.

Article 5 – Stock options

The Employee has been granted an option to purchase 200.000 shares of Vitria Technology Inc. in accordance with the Vitria Technology, Inc. board of directors approved French stock option plan. Terms of the option grant have been outlined in an agreement, which has been signed by both parties.

The Employee will be granted an option to purchase [_____________] further shares of Vitria Technology Inc. in accordance with the Vitria Technology, Inc. board of directors approved French stock option plan. Terms of the option grant will be outlined in an agreement which has been signed by both parties.

Article 6 -Professional expenses

6.1	The Employee shall use his own car for purposes of his profession. Therefore, the Company shall, in respect of such use, grant to the Employee, a fixed indemnity of 2,500 euros per month. In addition, the Employee shall be entitled to the reimbursement of petrol costs, in accordance with the Company’s policy with respect to reimbursement of expenses. The amount and terms of the above mentioned reimbursements shall be reconsidered depending on the circumstances, by means of an internal memorandum. The Employee undertakes, each month, to provide the Company with all receipts relating to the use of the car for professional purposes.

In order to avoid the Company to be held liable on civil grounds in relation to the Employee’s use of his car for professional purposes, the latter hereby declares that he has taken out, with an insurance company renowned to be solvent, an insurance policy covering, without limitation, his professional civil responsibility with respect to third parties. The Employee undertakes to communicate to the Company the insurance policy which shall include a provision guaranteeing the Company against claims made by other insurance companies and by third parties. The insurance policy shall also mention an undertaking by the insurance company to notify the Company in the case

La police d’assurances devra également mentionner l’engagement pris par la compagnie d’assurances de prévenir la Société en cas de diminution de la garantie ou de résiliation du contrat pour quelque cause que ce soit. Le Salarié s’engage à demeurer assuré pendant toute la durée du présent contrat de travail, à payer régulièrement les primes et à en justifier sur demande de la Société.

En cas d’accident, le Salarié se conformera aux dispositions prévues par la loi et par sa police d’assurances, de telle sorte que d’aucune manière, et à aucun moment, la responsabilité de l’entreprise puisse se trouver engagée. Il informera la Société comme sa compagnie d’assurances dans les 48 heures de l’accident par lettre recommandée.

6.2	Les frais professionnels que le Salarié aura engagés au service de la Société, autres que ceux visés au paragraphe 6.1 ci-dessus, lui seront remboursés chaque mois sur présentation des justificatifs, conformément à la politique de remboursement de frais de la Société

6.3	Considérant que sous la section 3. le Salarié accepte le déplacement lourd pour la compagnie, une fois nécessaire, pour adapter aux buts convenus de ventes, renvoyez dedans la compagnie accepte d’adapter à le Salarié avec le déplacement confortable raisonnnable, pour que le Salarié puisse exécuter les activités prévues de ventes.

Article 7 – Avantages sociaux

Le Salarié aura droit à tous les avantages sociaux prévus par la réglementation en vigueur, la convention collective applicable à la Société ainsi que des accords conclus par la Société en faveur des salariés de sa catégorie.

Article 8 – Congés Payés

Le Salarié bénéficiera des congés payés institués en faveur des salariés de sa catégorie conformément à la législation en vigueur ; la période de ces congés étant déterminée par accord entre la direction et le Salarié compte tenu des nécessités de son service.

of a reduction of the coverage or of termination of the policy for any reason whatsoever. The Employee undertakes to remain insured during the entire term of the employment agreement, to pay the insurance premiums regularly and to provide evidence of such insurance and payments upon the Company’s request.

In the case of an accident, the Employee shall comply with the provisions provided for by the law and by his insurance policy in order to avoid the Company’s liability from being held in any way or at any time whatsoever. The Employee shall inform the Company as well as the insurance company within 48 hours of the accident by registered letter.

6.2	Professional expenses, other than those mentioned in paragraph 6.1 above, incurred by the Employee while in the service of the Company shall be reimbursed upon the submission of receipts, in accordance with the Company’s Travel Policy with respect to reimbursement of expenses.

6.3	Whereas under Section 3. the Employee accepts heavy travelling for the Company, when needed, to accommodate the agreed sales goals, in return the Company agrees to accommodate the Employee with reasonable comfortable travelling, for the Employee to be able to perform the expected sales activities.

Article 7 – Social benefits

The Employee shall be entitled to all social benefits provided for by the law, the applicable collective convention and agreements entered into by the Company in favour of the employees of his category.

Article 8 – Paid vacation

The Employee shall be entitled to paid vacation as granted to the employees of his category in accordance with the applicable laws; the period of said vacation shall be determined by agreement between the management and the Employee, taking

Article 9 – Obligations générales

Le Salarié s’engage à accomplir son emploi avec loyauté et avec soin et à protéger au mieux les intérêts de la Société à tout moment.

Il s’engage, pendant toute la durée du présent contrat, à respecter toutes les instructions qui pourront lui être données par la Société et à se conformer aux règles régissant le fonctionnement interne de celle-ci.

Le Salarié s’engage à utiliser les moyens humains et matériels mis à sa disposition par la Société exclusivement dans le cadre et pour l’exercice de ses fonctions telles qu’elles sont définies à l’article 2 ci-dessus.

Le Salarié s’oblige également à informer la Société sans délai de tous changements, postérieurs à son engagement, qui pourraient intervenir dans son état civil, sa situation de famille et/ou son adresse.

Article 10 – Exclusivité des services

Pendant toute la durée du présent contrat, le Salarié devra réserver à la Société l’exclusivité de ses services et ne pourra avoir aucune autre occupation professionnelle, rémunérée ou non, sauf accord écrit préalable de la Société. Le Salarié s’interdit, en particulier, d’entreprendre ou de participer à toute activité susceptible de concurrencer celle de la Société ou d’interférer, de quelque manière que ce soit, avec la bonne exécution du présent contrat de travail.

Article 11 – Obligation de discrétion et de confidentialité

Le Salarié est tenu, indépendamment de son obligation générale de réserve et de secret professionnel, à une discrétion absolue sur tous les faits qu’il peut apprendre en raison de ses fonctions ou de son appartenance à la Société.

Il est reconnu de convention expresse entre les parties que l’intégralité des informations (“les Informations Confidentielles”) relatives à la Société, à son domaine d’activité (actuel ou à venir) ou à toutes sociétés qui lui sont business requirements into account.

Article 9 – General obligations

The Employee undertakes to carry out his duties with loyalty and care and to protect the Company’s interests as best as he can at all times.

The Employee undertakes, during the term of this agreement, to execute all instructions given to his by the Company and to comply with the internal rules of the Company.

The Employee undertakes to use the human and material means placed at his disposal by the Company exclusively within the scope and for purposes of carrying out his duties as defined in Article 2 above.

The Employee also undertakes to immediately notify the Company of any changes occurring after his hiring, of his marital or family status and/or of his address.

Article 10 – Exclusivity of services

During the term of this agreement, the Employee shall perform services exclusively within the Company and shall not have any other professional activity, remunerated or not, without the prior written consent of the Company. In particular, the Employee shall not undertake or participate in any activity which is likely to compete with the activities of the Company or interfere, in any manner whatsoever, with the proper performance of this employment agreement.

Article 11 – Discretion and confidentiality

The Employee is, independent of his general obligation of reserve and professional secrecy, bound by an obligation of absolute discretion in relation to all facts of which he may have knowledge owed to his duties or to his presence in the Company.

It is expressly agreed between the parties that all the information (“the Confidential Information”) relating to the Company, its (present or future) field of activity or to any of the companies affiliated or associated with it in ou lui seront affiliées ou associées à quelque titre que ce soit, notamment en ce qui concerne leur activité scientifique, technique, industrielle ou commerciale, sont et doivent en tout temps demeurer strictement confidentielles et appartiennent exclusivement, selon le cas, à la Société, ou à toutes sociétés qui lui sont ou seront affiliées ou associées, qu’il s’agisse ou non d’informations protégées au titre de la propriété intellectuelle, industrielle ou de la propriété littéraire et artistique.

Article 12 – Obligation de loyauté et de non-débauchage

En cas de cessation de son contrat de travail, pour quelque cause que ce soit, le Salarié s’interdit, pendant une période de un (1) an à compter de la date de son départ effectif de la Société, que ce soit pour son propre compte ou pour le compte de tiers, qu’il s’agisse d’une personne physique, ou d’une personne morale, de, directement ou indirectement :

-	solliciter ou tenter de détourner de la Société, ou de toute société qui lui est ou lui sera affiliée ou associée, la clientèle ainsi que toute personne physique ou morale en relation d’affaires avec la Société (fournisseur ou autre) ou avec toute société qui lui est ou lui sera affiliée ou associée, avec laquelle le Salarié aura été en contact au cours de l’année précédent la date à laquelle le présent contrat de travail aura pris fin ;

-	de proposer un emploi à toute personne qui était, à la date à laquelle le présent contrat de travail aura pris fin ou au cours des douze (12) mois précédents, un salarié, un consultant ou un mandataire social de la Société ou de toute société qui lui est ou lui sera affiliée ou associée ou de tenter, par quelque moyen que ce soit, directement ou indirectement, de persuader ou d’inciter cette personne à accepter un autre emploi ou à quitter la Société ou la société qui lui est ou lui sera affiliée ou associée.

Article 13 – Clause de non-concurrence

13.1	Pour les besoins du présent article, les termes ci-après auront la signification suivante :

any manner whatsoever, in particular concerning their scientific, technical, industrial or commercial activities, must, at all times, remain strictly confidential and is exclusively owned, as the case may be, by the Company, or by any affiliated or associated company, whether the information is or not protected pursuant to intellectual, industrial property law or to copyright law.

Article 12 – Loyalty and non-solicitation

In the case of termination of this agreement, for any reason whatsoever, the Employee shall not, for a period of one (1) year as from the date of the Employee’s effective departure from the Company, whether for himself or on a third party’s behalf, whether an individual or a legal entity, directly or indirectly:

-	solicit or attempt to divert from the Company or any affiliated or associated company, the clientele, as well as any individuals or legal entities having business relations with the Company (supplier or other) or any affiliated or associated company, with which the Employee has had business relations during the year preceding the date at which this agreement terminated;

-	propose to any person who was, at the date at which this agreement terminated or during the twelve (12) preceding months, an employee, consultant or officer of the Company or of any affiliated or associated company or to attempt by any means, directly or indirectly, to persuade or incite this person to accept another employment or to leave the Company or an affiliated or associated company.

Article 13 – Non-competition undertaking

13.1	For the purposes of this clause the following words have the following meanings:

les “Activités Restreintes” : la conception, la vente et le développement d’une clientèle relativement aux Produits et la vente et le développement d’une clientèle pour des services de formation à l’entretien et de consultant relatifs à l’installation et au fonctionnement des Produits mais limités aux produits et services dont le Salarié a été responsable pour le compte de la Société pendant les douze mois précédent la cessation de sa relation de travail

Le “Territoire Limité” : le territoire de la France, l’Allemagne, le Royaume-Uni, l’Italie, l’Espagne, la Suisse et l’Autriche ;

les “Produits” : les logiciels distribués et les services offerts par la Société, en particulier EAI, et tout logiciel actuellement en cours de création ou autrement développé par ou pour le compte de la Société.

13.2	En cas de cessation de son contrat de travail, pour quelque cause que ce soit, le Salarié s’interdit pendant une période de 12 mois à compter de la date à laquelle le présent contrat de travail aura effectivement pris fin, que ce soit pour son propre compte ou pour le compte de tout tiers, qu’il s’agisse d’une personne physique ou d’une personne morale, de, directement ou indirectement :

- d’occuper toute fonction de direction dans une entreprise ayant une activité ou dont il est prévu que celle-ci aura une activité entrant dans le domaine des Activités Restreintes sur le Territoire Limité ;

- d’occuper tout poste ou toutes fonctions permettant au Salarié d’exercer, en personne ou par l’intermédiaire d’un mandataire, pour son compte ou en association avec ou au bénéfice d’un tiers, une influence dominante ou lui donnant le contrôle dans toute entreprise ayant une activité ou dont il est prévu que celle-ci aura une activité entrant dans le domaine des Activités Restreintes sur the “Restricted Business”: the design, sale of and procuring of customers for the Products and the sale and procuring of customers for maintenance training and consultancy services in respect of the installation and running of the Products but limited to products and services for which the Employee has been responsible on behalf of the Company during the twelve months prior to the Employee ceasing to be employed;

the “Restricted Area”: the territory of France, Germany, United Kingdom, Italy, Spain, Switzerland and Austria.

the “Products”: the software and services distributed by the Company, in particular EAI, and any software currently being written or otherwise developed by or on behalf of the Company.

13.2	In the event the employment agreement is terminated, for any reason whatsoever, the Employee shall not, for a period of 12 months as from the date of the effective termination of this employment agreement, for himself or on a third party’s behalf, whether an individual or a legal entity, directly or indirectly:

- take up or hold any management office in any business which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area;

- take up or hold any post or position which enables or permits the Employee to exercise whether personally or by an agent and whether on his/his own account or in association with or for the benefit of any other person either a dominant influence or a controlling influence over any business which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area;

le Territoire Limité ;

- occuper tout emploi ou fonctions de consultant auprès d’une personne ayant une activité ou dont il est prévu que celle-ci aura une activité entrant dans le domaine des Activités Restreintes sur le Territoire Limité dont le résultat probable ou nécessaire serait l’implication du Salarié, sur le Territoire Limité, dans des activités identiques ou similaires aux Activités Restreintes.

13.3	En contrepartie de l’interdiction de concurrence prévue à l’Article 13.2 ci-dessus, le Salarié se verra octroyer une indemnité forfaitaire équivalente à 6 mois de la partie fixe de sa rémunération (telle que définie à l’Article 4). Toutefois, la Société se réserve la possibilité, lors de la cessation du contrat de travail, de libérer le Salarié de l’interdiction de concurrence ; dans ce cas, le Salarié ne recevra pas l’indemnité visée ci-dessus.

Article 14 – Restitution des documents et matériels

Durant l’exécution ou au terme du présent contrat, quelle qu’en soit la cause, le Salarié devra restituer sur simple demande de la Société tous dessins, notes, memoranda, spécifications, outils, formules et documents ainsi que toute copie de ces éléments en sa possession, ainsi également que tout support comportant ou révélant toute Information Confidentielle relative à l’activité, le fonctionnement, la gestion ou les projets de la Société et, plus généralement, tout bien dont la Société est propriétaire.

Le Salarié reconnaît que les documents susmentionnés sont la propriété exclusive de la Société et qu’il ne dispose d’aucun droit de rétention sur lesdits documents.

Article 15 – Arrêt de contrat

Le contrat peut être terminé selon les conditions fournies aux termes du code de travail français et de la convention collective de travail applicable.

- take up or hold any employment or consultancy with any person which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area which would have the necessary or probable result of the Employee being engaged within the Restricted Area in business activities which are the same or similar to the Restricted Business.

13.3	In consideration for the undertaking provided for in Article 13.2 above, the Employee shall receive an indemnity equal to 6 months of the fixed part of his remuneration (as defined in Article 4). However, the Company may, upon the termination of the employment agreement, free the Employee from the non-competition undertaking; in such a case, the Employee shall not be entitled to the abovementioned indemnity.

Article 14 – Delivery and return of Company documents and equipments

During the execution and upon termination of this agreement for any reason whatsoever the Employee shall have the obligation, immediately upon the Company’s request, to deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information relating to the Company’s activity, operation, management or projects, and more generally any property owned by the Company.

The Employee acknowledges that the above mentioned documents are exclusively owned by the Company and that he has no right of retention in relation thereto.

Article 15 – Termination of Contract

The contract may be terminated in accordance with the conditions provided under the French labor code and the applicable collective bargaining agreement.

Cependant, en cas d’un arrêt de cet accord d’emploi par la compagnie dans les 12 mois, suivant la nomination d’un nouveau représentant de corporation (“Président”) ou le changement de la commande de la compagnie, excepté l’arrêt pour l’offense sérieuse, l’employé recevra une indemnité de licenciement de licenciement contractuelle s’élevant à une quantité brute égale à 12 mois de salaire moyen comme défini ci-dessous. Cette indemnité de licenciement de licenciement contractuelle ne sera pas due en cas de la démission des employés.

L’indemnité de licenciement de licenciement contractuelle sera payée à la fin de la période de notification. Chaque partie payera ses propres impôts et contribution aux auxquels la quantité de l’indemnité de licenciement de licenciement contractuelle peut être sujette.

On accorde cette indemnité de licenciement de licenciement contractuelle à l’employé prenant en compte les dommages il souffrirait en cas d’un arrêt non justifié par une offense sérieuse, en raison de son âge, sa longueur de service au sein de la compagnie et la perte qui auraient comme conséquence son porteur, et couvrira ainsi dont n’importe quels dommages ou intérêt quelque nature ce puisse être et quelque base il peut avoir (en particulier sur la base du provocant des raisons de l’arrêt) que l’employé pourrait réclamer par suite de l’arrêt de cet accord d’emploi.

Le salaire moyen est défini comme salaire moyen mensuel brut payé à l’employé au cours des 12 mois précédant la date de l’avis de l’arrêt de cet accord d’emploi, y compris la rémunération fixe, de n’importe quel avantage en nature aussi bien que n’importe quelle bonification payée sur le salaire fixe pendant ces 12 derniers mois.

Article 16 – Droit applicable – Tribunaux compétents

Le présent contrat de travail est régi par le droit français.

Tout différend lié à l’exécution, à l’interprétation ou à la résiliation du présent contrat sera de la compétence exclusive des tribunaux français.

Fait à Sunnyvale, California

However, in the event of a termination of this employment agreement by the Company within 12 months, following the appointment of a new corporate representative (“CEO”) or the change of control of the Company, with the exception of termination for serious offence, the Employee will receive a contractual severance pay amounting to a gross amount equal to 12 months Average Salary as defined below. This contractual severance pay will not be due in the event of the Employee’s resignation.

The contractual severance pay will be paid at the end of the notice period. Each party will pay its own taxes and contribution to which the amount of the contractual severance pay may be subject to.

This contractual severance pay is granted to the Employee taking into consideration the damage that he would suffer in the event of a termination not justified by a serious offence, in view of his age, his length of service within the Company and the loss that would result in his carrier, and will thus cover any damage or interest of whatever nature it may be and whatever basis it may have (in particular on the basis of the challenging of the reasons for the termination) that the Employee could claim as a consequence of the termination of this employment agreement.

The Average Salary is defined as the gross monthly average salary paid to the Employee over the 12 months preceding the date of notification of this employment agreement’s termination, including the fixed remuneration, any benefit in kind as well as any bonus paid on top of the fixed salary during these 12 last months.

Article 16 – Governing law – Jurisdiction

This agreement is governed by French law.

Any dispute arising out of the performance, interpretation or termination of this agreement shall be subject to the exclusive jurisdiction of French courts.

Executed in Sunnyvale, California

Le 16 juin 2004

En deux (2) exemplaires

      /s/ Paul Taylor
—————————
Paul Taylor

     /s/    M.   Dale      Skeen
—————————————————
La Société VITRIA TECHNOLOGY INC
représentée par Mr. M. Dale Skeen
en sa qualité de Chief Executive Officer

On 16 June 2004

In two (2) counterparts

      /s/ Paul Taylor
————————————
Paul Taylor

      /s/  M.  Dale       Skeen
————————————————
VITRIA TECHNOLOGY INC
Represented by Mr. M. Dale Skeen
In his capacity Chief Executive Officer

ANNEXE1	APPENDIX 1

au Contrat de Travail de Paul Taylor.	to the Contract of Employment of Paul Taylor.

Bonus plan pour la période du 1er juin 2004 au 31 janvier 2005 Bonus de motivation	Bonus scheme for the period 1 June 2004 to 31 January 2005 Incentive Bonus

Une somme égale à 55,320.44 Euros (€) sera versée au Salarié avec son salaire le 30 juin 2004.	An amount equal to 55,320.44 Euros (€) will be paid to the Employee with his salary on 30 June 2004.

Ce bonus est un bonus exceptionnel. Ce bonus ne sera, en aucun cas, exigible ou renouvelé après juin 2004.	This is a one-time incentive bonus. This bonus will, under no circumstance, be payable or renewed after June 2004.

Il sera déduit du montant de ce bonus le montant des cotisations de sécurité sociale ainsi que toute autre déduction exigée par la loi.	This bonus will be subject to deductions for social security contributions and other deductions required by law.

Bonification de ventes	Sales bonus

Le Salarié pourra bénéficier d’un bonus en fonction de l’atteinte par Vitria Technology Inc. d’un objectif de revenus générés par les contrats de licences de logiciels conclus dans la région Amérique du Nord, à l’exclusion des contrats de licences de logiciels conclus avec des sociétés du milieu médical, au cours des deux derniers trimestres de l’année fiscale 2004 (l’“Objectif”). Tout revenu facturable est pris en considération.	The Employee will be entitled to receive a bonus based on Vitria Technology Inc.’s achievement of target revenue generated by North American software license sales, exclusive of software license sales to healthcare companies, in fiscal quarters three and four of 2004 (the “Target”). All recognized revenue is taken into account.

L’Objectif est défini dans le tableau joint.	The Target is defined in the schedule attached.

Dans le cas où le Salarié bénéficie d’un bonus, celui-ci serait versé en même temps que la rémunération fixe le 31 janvier 2005.	In the event the Employee is entitled to a sales bonus, it shall be paid with his salary on 31 January 2005.

Dans le seul cas de l’atteinte totale de l’Objectif, le Salarié percevra un bonus égal à 100% de 83.326,39 Euros (€) (le “Bonus”).	In the event the Target is achieved, the Employee will be entitled to a sales bonus equivalent to 100% of 83,326.39 Euros (€) (the “Bonus”).

Dans le cas où l’Objectif n’est pas atteint, Le Salarié pouvez percevoir un pourcentage du Bonus. Le pourcentage du Bonus que le Salarié pourra recevoir sera déterminé de la manière suivante:	Where the Target is not achieved, the Employee may be entitled to receive a portion of the Bonus as defined above. The portion of the Bonus the Employee may receive will be determined in accordance with the following schedule:

(1) Si moins de 75% de l’Objectif est atteint, le Salarié ne percevra pas de Bonus.	(1) If less than 75% of the Target is achieved, the Employee will receive no Bonus.

(2) Si 75%-80% de l’Objectif est atteint,	(2) If 75%-80% of the Target is achieved,

vous percevra 50% du Bonus.	the Employee will receive 50% of the Bonus.

(3) Si 81-85% de l’Objectif est atteint, le Salarié percevra 60% du Bonus.	(3) If 81-85% of the Target is achieved, the Employee will receive 60% of the Bonus.

(4) Si 86-90% de l’Objectif est atteint, le Salarié percevra 70% du Bonus.	(4) If 86-90% of the Target is achieved, the Employee will receive 70% of the Bonus.

(5) Si 91-9 5% de l’Objectif est atteint, le Salarié percevra 80% du Bonus.	(5) If 91-95% of the Target is achieved, the Employee will receive 80% of the Bonus.

(6) Si 96-99% de l’Objectif est atteint, le Salarié percevra 90% du Bonus.	(6) If 96-99% of the Target is achieved, the Employee will receive 90% of the Bonus.

(7) Si 100% ou plus de l’Objectif est atteint, le Salarié percevra 100% du Bonus.	(7) If 100% or more of the Target is achieved, the Employee will receive 100% of the Bonus.

Le représentant légal (“CEO”) de Vitria Technology Inc. jugera de l’atteinte de l’Objectif.	Vitria Technology Inc.’s Chief Executive Officer (“CEO”) will judge the achievement of the Target.

En cas de rupture du contrat de travail avant le 31 janvier 2005, le Salarié pourra bénéficier d’un prorata du Bonus en fonction de la réalisation partielle de l’Objectif.	In the event of a termination of the employment contract before 31 January 2005, the Employee can benefit of a Bonus pro rata, depending on the partial achievement of the Target.

Il sera déduit du montant du Bonus ou du pourcentage du Bonus le montant des cotisations de sécurité sociale ainsi que toute autre déduction exigée par la loi.	The Bonus or the portion of the Bonus is subject to deductions for social security contributions and other deductions required by law.

Fait à Sunnyvale, Californie Le 16 juin 2004	Executed in Sunnyvale, Cal. June 16 2004

En deux (2) exemplaires	In two (2) counterparts

/s/ M. Dale Skeen	/s/ M. Dale Skeen
Pour Vitria Technology Inc.	For Vitria Technology Inc.
M. Dale Skeen, CEO	M. Dale Skeen, CEO

/s/ Paul Taylor
Paul Taylor

Schedule 1 to Appendix 1
Employment Agreement between Paul Taylor and Vitria Technologies, Inc.
executed June 16, 2004

Target Revenue generated by North American software license sales, exclusive of software license sales to healthcare companies in fiscal quarters three and four of 2004 (the “Target” ) is $5,745,000

AVENANT n°2	APPENDIX 2

au Contrat de Travail de Paul Taylor (le “Salarié”).	to the Contract of Employment of Paul Taylor the “Employee”).

Plan de prime pour la période du 1er janvier 2005 au 30 juin 2005 Prime d’objectif	Bonus scheme for the period 1 January 2005 to 30 June 2005 Incentive Bonus

Une somme égale à 18.696 Euros (€) sera versée au Salarié avec son salaire le 31 mars 2005.	An amount equal to 18,696 Euros (€) will be paid to the Employee with his salary on 31 March 2005.

Une somme égale à 18.696 € sera versée au Salarié avec son salaire le 30 juin 2005, à condition que le Salarié ait rempli les fonctions de Chef des Ventes Mondiales (“les Fonctions”) jusqu’à cette date.
An amount equal to €18,696 will be paid to the Employee with his salary on 30 June 2005, provided that Employee has served in the role of Head of Worldwide Sales (the “Role”) through that date.

Dans le cas où le Salarié arrêterait ses Fonctions avant le 30 juin 2005, le montant indiqué au précédent paragraphe sera pro ratisé jusqu’à la date de cessation des Fonctions et versé au Salarié dans les 30 jours de la date de cessation des Fonctions du Salarié.
In the event the Employee ceases serving in the Role prior to 30 June 2005, the amount set forth in the preceding paragraph will be prorated through the date the Employee ceases in the Role and paid to Employee within 30 days of the date on which the Employee ceases serving in the Role.

Cette prime d’objectif sera soumise au prélèvement des cotisations sociales et à tout autre prélèvement prévu par la loi.	This incentive bonus will be subject to deductions for social security contributions and other deductions required by law.

Prime de vente non-renouvelable	Non-recurring sales bonus

Le salarié pourra recevoir une prime basée sur l’atteinte de l’objectif de résultat de Vitria Technology Inc généré par les ventes de licences de logiciel nord-américaines à l’exception des ventes de logiciels aux sociétés de soins médicaux, dans les deux premiers trimestres de l’exercice 2005 (l’“Objectif”). Tout le “recognized license revenue” est pris en compte.
The Employee will be entitled to receive a bonus based on Vitria Technology Inc.’s achievement of target revenue generated by North American software license sales, exclusive of software license sales to healthcare companies, in fiscal quarters one and two of 2005 (the “Target”). All recognized license revenue is taken into account.

L’Objectif est de 5.745.000 dollars américains.	The Target is US$5,745,000.

Dans l’hypothèse où l’Objectif est atteint, le Salarié aura droit à une prime de vente équivalant à 100% de 74.783 € (la “Prime”).	In the event the Target is achieved, the Employee will be entitled to a sales bonus equivalent to 100% of €74,783 (the “Bonus”).

Si l’Objectif n’est pas atteint, le Salarié pourra recevoir une partie de la Prime. La partie de la Prime que le Salarié pourra recevoir sera déterminée selon ce qui suit :	Where the Target is not achieved, the Employee may be entitled to receive a portion of the Bonus. The portion of the Bonus the Employee may receive will be

		determined in accordance with the following:

(1)	Si moins de 75% de l’Objectif est atteint, le Salarié ne recevra aucune Prime.	(1)	If less than 75% of the Target is achieved, the Employee will receive no Bonus.

(2)	Si 75-80% de l’Objectif est atteint, le Salarié recevra 50% de la Prime.	(2)	If 75%-80% of the Target is achieved, the Employee will receive 50% of the Bonus.

(3)	Si 81-85% de l’Objectif est atteint, le Salarié recevra 60% de la Prime.	(3)	If 81-85% of the Target is achieved, the Employee will receive 60% of the Bonus.

(4)	Si 86-90% de l’Objectif est atteint, le Salarié recevra 70% de la Prime.	(4)	If 86-90% of the Target is achieved, the Employee will receive 70% of the Bonus.

(5)	Si 91-95% de l’Objectif est atteint, le Salarié recevra 80% de la Prime.	(5)	If 91-95% of the Target is achieved, the Employee will receive 80% of the Bonus.

(6)	Si 96-99% de l’Objectif est atteint, le Salarié recevra 90% de la Prime.	(6)	If 96-99% of the Target is achieved, the Employee will receive 90% of the Bonus.

(7)	Si 100-109% de l’Objectif est atteint, le Salarié recevra 100% de la Prime.	(7)	If 100-109% of the Target is achieved, the Employee will receive 100% of the Bonus.

(8)	Si 110-119% de l’Objectif est atteint, le Salarié recevra 112,5% de la Prime.	(8)	If 110-119% of the Target is achieved, the Employee will receive 112.5% of the Bonus

(9)	Si plus de 120% de l’Objectif est atteint, le Salarié recevra 125% de la Prime.	(9)	If over 120% of the Target is achieved, the Employee will receive 125% of the bonus;

	Plus :		Plus:
	1,8% de la somme au-delà de l’Objectif (payé au taux de change de 0,74783 € par dollar).		1.8% of the amount by which Target has been exceeded (to be paid at the exchange rate of .74783 Euros to the dollar).

Le Chief Executive Officer de Vitria Technology Inc appréciera l’atteinte de l’Objectif.		Vitria Technology Inc.’s Chief Executive Officer will judge the achievement of the Target.

Dans l’hypothèse d’une rupture du contrat de travail du Salarié avant le 30 juin 2005, le Salarié pourra recevoir un prorata de la Prime basé sur l’atteinte partielle de l’Objectif.		In the event of a termination of Employee’s contract of employment before 30 June 2005, the Employee can receive a pro rata Bonus based on the partial achievement of the Target.

Dans l’hypothèse où le Salarié a droit à une prime de vente pour atteinte de l’Objectif la prime de vente sera payée avec le salaire le 31 juillet 2005. La prime de vente est soumise au prélèvement des cotisations de		In the event the Employee is entitled to a sales bonus for achieving the Target, the sales bonus shall be paid with his salary on 31 July 2005. The sales bonus is subject to deductions for social security contributions

sécurité sociale et à tout autre prélèvement prévu par la loi.	and other deductions required by law.

Signé à Sunnyval en Californie	Executed in Sunnyvale, Cal.
30 mars 2005	30 March 2005

En deux (2) exemplaires	In two (2) counterparts

/s/ M. Dale Skeen	/s/ M. Dale Skeen
Pour Vitria Technology Inc.	For Vitria Technology Inc.
M. Dale Skeen, CEO	M. Dale Skeen, CEO

/s/ Paul Taylor	/s/ Paul Taylor
Paul Taylor	Paul Taylor